Exhibit 5.1

Dechert LLP 1900 K Street, N.W. Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax

May 7, 2026

1 N. 1st Street

Suite 302

Pheonix, Arizona 85004

Re:	Trinity Capital Inc.

Ladies and Gentlemen:

We have acted as counsel to Trinity Capital Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-2 (File No. 333-289495) (the “Registration Statement”), which became immediately effective upon filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on August 11, 2025, and the prospectus supplement, dated May 7, 2026 (the “Prospectus Supplement” and, together with the base prospectus, dated as of August 11, 2025, included in the Registration Statement, the “Prospectus”) in connection with the sale from time to time by the Company of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company with an aggregate offering price of up to $300,000,000 (the “Shares”), filed with the Commission pursuant to Rule 424 and Rule 430B under the Securities Act.

This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Securities Act, and we express no opinion herein as to any matter other than as to the legality of the Shares.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including the following documents:

(i)	the Registration Statement;

(ii)	the Articles of Amendment and Restatement of the Company, certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (“SDAT”);

(iii)	the Bylaws of the Company, certified as of a recent date by the Secretary of the Company;

(iv)	the (i) open market sale agreement, dated as of May 7, 2026, by and between the Company and Jefferies LLC, the (ii) open market sale agreement, dated as of May 7, 2026, by and between the Company and B. Riley Securities, Inc., the (iii) open market sale agreement, dated as of May 7, 2026, by and between the Company and Keefe, Bruyette & Woods, Inc. and the (iv) open market sale agreement, dated as of May 7, 2026, by and between the Company and Compass Point Research & Trading, LLC (together, the “Sales Agreements”);

(v)	a certificate from the SDAT as to the existence and good standing of the Company dated as of a recent date; and

(vi)	resolutions of the board of directors of the Company relating to, among other things, the (a) authorization and approval of the preparation and filing of the Registration Statement and Prospectus, (b) authorization and approval of the preparation, execution and delivery of the Sales Agreements, and (c) authorization, issuance, offer and sale of the Shares pursuant to the Prospectus, certified as of the date hereof by the Secretary of the Company.

May 7, 2026 Page 2

As to the facts upon which this opinion letter is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of all natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to such documents (other than the Company).

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this opinion letter, we are of the opinion that when (i) the Sales Agreements have been duly executed and delivered by the parties thereto and (ii) the Shares are (a) issued and delivered against receipt by the Company of payment therefor at a price per Share not less than the par value per share of the Common Stock as contemplated by the Registration Statement and the Prospectus contained therein and in accordance with the terms of the Sales Agreements, and (b) if applicable, countersigned by the Company’s transfer agent, the Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Maryland General Corporation Law. We express no opinion as to compliance with the 1940 Act or other federal securities laws, or state securities laws, including the securities laws of the State of Delaware. We are members of the bar of the State of New York.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on May 7, 2026 and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP